Exhibit 99.3

Capital Availability

Assumes no property sales, no additional cash flow, no additional consolidated refinancings as of October 29, 2009

($ thousands)
	2009	2010	2011
Capital Sources:

Line commitments combined	$713,833	$—	$—
Outstanding line balance - 10/29/09	$—	$—	$—
Line maturity - 2/11/11	—	—	(113,833)

Line Availability	$713,833	$949,368	$545,906

Cash balance	$254,262	$—	$—

Funding Availability before Capital Requirements	$968,095	$949,368	$545,906

Capital Requirements:
Financing requirements - maturing consolidated debt	$—	$(157,504)	$(432,429)
Assumed equity requirement to refinance maturing JV mortgage debt	—	(90,848)	(34,330)
Net costs to complete in-process developments	(18,727)	(27,398)	(4,260)
$294 MM derivative settlement at 10/29/09 valuation	—	(13,879)	(25,157)

Total Capital Requirements	$(18,727)	$(289,629)	$(496,176)

Total Capital Availability	$949,368	$659,739	$49,730